Exhibit 10.12

Dear Mr Tyagarajan,

Sent by Email Only

17 November 2020

Relocation to the UK: ADDENDUM TO employment contract

I am writing to confirm the terms that will apply to your employment contract dated 15 June 2011, and made between yourself and Genpact Limited (a Bermuda limited exempted company) (the Employment Contract), for the duration of your stay in the United Kingdom.

Amendments

Unless stated otherwise, capitalised terms in this letter shall have the definitions given by the Employment Contract, and section references are to sections within the Employment Contract.

With effect from 9 November 2020, the Employment Contract will be amended as follows:

1.	Genpact payroll entity: The Executive will be employed by and shall be remunerated by Genpact (UK) Limited;
2.

Section 4(a): The Executive will receive his current Base Salary of USD 750,000 which will be converted into British Pounds Sterling (GBP) at the exchange rate of $ 1.2970 to £1.00, amounting to a current annual Base Salary of £578,500. The Base Salary and all other components of the Executive’s compensation payable under the Employment Contract will be paid into the Executive’s designated bank account, and shall be subject to deductions for UK tax, National Insurance contributions, and any other deductions required by English law. Salaries are paid monthly in equal instalments, on the last working day of each month;

3.

Section 4 & 5: With the exception of the Base Salary, the Executive will receive all components of his compensation converted into GBP at the Genpact-defined foreign currency exchange rate Monthly Operating Rate (“Forex”) prevailing at the month in which the compensation is paid.

In respect of Base Salary, for each calendar year the Company will review the Forex used to set the GBP Base Salary to ensure the GBP Base Salary is equivalent to that of the USD amount (by reference to the actual Forex for each month as compared with the Forex used to calculate the Base Salary per clause 2 above). An adjustment shall be carried out each December or within the first four months of the following year. If the Forex review results in a positive adjustment due to the Executive, this will be paid subject to UK withholdings. Should the Forex review determine an overpayment of the Base Salary, the Executive will repay to Genpact (UK) Limited the corresponding amount and hereby agrees that Genpact (UK) Limited is entitled to deduct such owed amounts from other compensation due to him.

The Monthly Operating Rate (MOR) for a month is published on the 20th of the previous month or subsequent working day if 20th falls on a public holiday.  The calculation of MOR considers the spot exchange rate and the 1-month forward exchange rate wherever available and is calculated at a 2-data point average. That average will become the MOR.

4.

Governing Law (Section 10(f)): The Executive’s Employment Contract will continue to be governed by and construed in accordance with the laws of the state of New York, including but not limited to the Restrictive Covenants referred to at Section 9 of the Employment Contract. The Executive and the Company hereby submit to the jurisdiction of a court situated in New York County, NY for all disputes relating to the Employment Contract (save where such matters are to be resolved by arbitration pursuant to Section 10(i) of the Employment Contract).

With the exception of these terms, your current Employment Contract remains unaffected.

Please sign and date a copy of this letter and return it to me as soon as possible and in any event before 24 November 2020 to confirm your agreement to the following terms.

If you have any questions, please do not hesitate to contact me.

Yours sincerely,

/s/ Garth Jackson-Smith

Garth Jackson-Smith

For and on behalf of Genpact (UK) Limited

Signed:

/s/ N.V. Tyagarajan

Date: November 20, 2020

Registered Oﬃce

c/o Cogency Global (UK) Ltd.

6 Lloyds Avenue

Suite 4CL

London

EC3N 3AX

Genpact (UK) Limited

Registered in UK and Wales

Company No. 04217635

www.genpact.com